Exhibit 10.1

AMENDMENT NO. 2 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of June 14, 2019, by and between Modern Media Acquisition Corp., a Delaware corporation (the “Corporation”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on May 17, 2017, the Corporation consummated an initial public offering (the “Offering”) of units of the Corporation’s equity securities, each such unit comprised of one share of the Corporation’s common stock, par value $0.0001 per share (“Common Stock”), one right to receive one-tenth of one share of Common Stock upon the consummation of the Corporation’s initial business combination, and one-half of one warrant to purchase one share of Common Stock;

WHEREAS, the Corporation entered into an Underwriting Agreement with Macquarie Capital (USA) Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”);

WHEREAS, $209,070,000 of the gross proceeds of the Offering and sale of the Placement Warrants (as defined in the Underwriting Agreement) were delivered to the Trustee to be deposited and held in a segregated trust account located in the United States (the “Trust Account”) for the benefit of the Corporation and the holders of the Corporation’s Common Stock included in the Units issued in the Offering pursuant to the investment management trust agreement made effective as of May 17, 2017, by and between the Corporation and the Trustee (the “Original Agreement”);

WHEREAS, the Corporation has sought the approval of its Public Stockholders at a meeting of its stockholders to: (i) extend the date before which the Corporation must complete a business combination from June 17, 2019 to September 17, 2019 (the “Extension Amendment”) and (ii) extend the date on which the Trustee must liquidate the Trust Account if the Corporation has not completed a business combination from June 17, 2019 to September 17, 2019 (the “Trust Amendment”);

WHEREAS, holders of at least sixty-five percent (65%) of the Corporation’s outstanding shares of common stock approved the Extension Amendment and the Trust Amendment; and

WHEREAS, the parties desire to amend and restate the Original Agreement to, among other things, reflect amendments to the Original Agreement contemplated by the Trust Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendment of Trust Agreement. Section 1(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“Commence liquidation of the Trust Account only (x) after and promptly after receipt of, and only in accordance with, the terms of a letter from the Corporation (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B signed on behalf of the Corporation by its Chief Executive Officer, President, Chief Financial Officer, General Counsel, Secretary or Chairman of the board of directors (the “Board”) or other authorized officer of the Corporation, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the trust account deposits (which interest shall be net of taxes payable and less up to $50,000 to the Corporation to pay dissolution expenses, it being understood that the Trustee has no obligation to monitor or question the Corporation’s position that an allocation has been made for taxes payable), only as directed in the Termination Letter and the other documents referred to therein or (y) on September 17, 2019, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the trust account deposits (which interest shall be net of any taxes payable and less up to $50,000 to the Corporation to pay dissolution expenses), shall be distributed to the Public Stockholders of record as of such date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by September 17, 2019, the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;”

2.	Miscellaneous Provisions.

2.1.     Successors. All the covenants and provisions of this Amendment by or for the benefit of the Corporation or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.     Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3.     Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.

2.4.     Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.5.     Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.     Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ John Ulla
Name: John Ulla
Title: Chief Operating Officer

Modern Media Acquisition Corp.

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: President and Chief Executive Officer

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